Exhibit 99.1

Contacts: Alnylam Pharmaceuticals, Inc.
Christine Regan Lindenboom (Investors and Media) 617-682-4340 Josh Brodsky (Investors) 617-551-8276

Alnylam Pharmaceuticals Reports Second Quarter 2021 Financial Results and Highlights

Recent Period Activity

– Achieved Second Quarter 2021 Combined Net Product Revenues of $161 Million for

ONPATTRO®, GIVLAARI®, and OXLUMO® –

– Advanced Vutrisiran with New Drug Application (NDA) Submission to the U.S. Food and

Drug Administration (FDA) for the Treatment of the Polyneuropathy of Hereditary ATTR

Amyloidosis (hATTR-PN); Received FDA Acceptance of NDA with Prescription Drug User Fee

Act (PDUFA) Date Set for April 14, 2022 –

– Completed Enrollment in APOLLO-B Phase 3 Study of Patisiran in Transthyretin-Mediated

(ATTR) Amyloidosis Patients with Cardiomyopathy (ATTR-CM) –

– Initiated KARDIA Phase 2 Program with Zilebesiran (ALN-AGT) in Patients with Mild-to-

Moderate Hypertension –

– Increased 2021 Guidance Range for Combined Net Product Revenues from $610-$660 Million to $640-$665 Million –

CAMBRIDGE, Mass., August 3, 2021 – Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), the leading RNAi therapeutics company, today reported its consolidated financial results for the second quarter ended June 30, 2021 and reviewed recent business highlights.

“Our commercial performance in the second quarter continued to demonstrate steady and continued growth across our three wholly owned marketed products. The second quarter also marked significant progress for our TTR franchise overall, including NDA submission and acceptance for vutrisiran based on positive HELIOS-A results, initiation of a biannual dosing study for vutrisiran, completion of enrollment in the APOLLO-B Phase 3 trial and imminent enrollment completion for HELIOS-B, and introduction of ALN-TTRsc04 for a potential annual dosing regimen. Together, these efforts highlight our commitment to ATTR amyloidosis for years to come,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “With sights set on our ‘Alnylam P5x25’ five-year vision announced earlier this year, we believe we are well positioned and on our way to achieving these ambitious goals. With this strategy we intend to deliver transformative medicines for rare and prevalent diseases to patients around the world, advancing a robust and high-yielding clinical pipeline of first and/or best-in-class product candidates stemming from our organic product engine, while delivering exceptional financial performance.”

Second Quarter 2021 and Recent Significant Corporate Highlights

Commercial Performance

ONPATTRO®

•	Achieved global net product revenues for the second quarter of 2021 of $114 million, representing 12% growth compared to Q1 2021.

•	Attained over 1,725 patients worldwide on commercial ONPATTRO treatment as of June 30, 2021.

GIVLAARI®

•	Achieved global net product revenues for the second quarter of 2021 of $31 million, representing 24% growth compared to Q1 2021.

•	Attained over 270 patients worldwide on commercial GIVLAARI treatment as of June 30, 2021.

•	Received marketing authorization approval for GIVLAARI in Japan for the treatment of acute hepatic porphyria in adults and adolescents.

OXLUMO®

•	Achieved global net product revenues for the second quarter of 2021 of $16 million, representing 79% growth compared to Q1 2021.

•	Attained approximately 100 patients worldwide on commercial OXLUMO treatment as of June 30, 2021.

•	Received marketing authorization approval for OXLUMO in Brazil for the treatment of primary hyperoxaluria type 1 (PH1).

Leqvio®

•	Alnylam earned royalty revenues of $0.3 million from Novartis based on Leqvio global net product revenues through the second quarter of 2021.

•	Novartis announced that the resubmission to the FDA for the inclisiran NDA to address the Complete Response Letter (CRL) was filed with an action date of January 1, 2022.

R&D Highlights

Patisiran (the non-proprietary name for ONPATTRO), in development for the treatment of the cardiomyopathy of both hereditary and wild-type ATTR amyloidosis

•	Completed enrollment in the APOLLO-B Phase 3 study in ATTR-CM, with topline results expected in mid-2022.

•	Presented positive results from the Phase 3b open-label study in hATTR-PN patients with disease progression after receiving an orthotopic liver transplant.

•	Completed enrollment in the Phase 4 study in hATTR-PN patients with V122I or T60A variant.

Vutrisiran, a subcutaneously administered investigational RNAi therapeutic in development for the treatment of ATTR amyloidosis

•	Submitted NDA to the FDA for hATTR-PN, and received FDA acceptance of the NDA with a PDUFA date set for April 14, 2022.

•	Presented positive 9-month results from the HELIOS-A Phase 3 study.

•

Based on discussions with the European Medicines Agency (EMA), the Company now plans to file, ahead of schedule, a Marketing Authorisation Application (MAA) for vutrisiran for the treatment of hATTR amyloidosis in adult patients with polyneuropathy based on 9-month results from the HELIOS-A Phase 3 study.

•	Initiated a clinical study of a biannual dosing regimen in hATTR-PN patients, with data expected in 2022 potentially supporting regulatory submissions.

•

Continued enrollment in the HELIOS-B Phase 3 study in ATTR-CM. The Company announces today that, due to high interest from patients and physicians, it now expects to complete enrollment within the next two weeks, significantly ahead of schedule.

Lumasiran (the non-proprietary name for OXLUMO), for the treatment of primary hyperoxaluria type 1 (PH1)

•	Achieved positive topline results from the ILLUMINATE-C Phase 3 study in PH1 patients with advanced renal disease.

•	Presented positive early results on clinical outcome measures after 12 months of treatment in the ILLUMINATE-A Phase 3 study.

Inclisiran (the non-proprietary name for Leqvio) for the treatment of hypercholesterolemia or mixed dyslipidemia, in collaboration with Novartis

•	Resubmission to the FDA for the inclisiran NDA to address the CRL was filed with an action date of January 1, 2022.

Fitusiran, in development for the treatment of hemophilia A or B with and without inhibitors, in collaboration with Sanofi

•

Sanofi announced substantial progress with fitusiran, and now expects to present data from the Phase 3 ATLAS program as early as the beginning of next year, with a potential regulatory submission later in 2022.

Early- and mid-stage RNAi therapeutic pipeline programs

•

Presented positive interim results from the Phase 1 study of zilebesiran (ALN-AGT), in development for the treatment of hypertension and initiated KARDIA-1 monotherapy Phase 2 study in patients with mild-to-moderate hypertension.

•

Alnylam’s partner Vir Biotechnology presented new clinical data from ongoing Phase 2 clinical trials of ALN-HBV02 (VIR-2218), alone and in combination with pegylated interferon-alpha (PEG-IFN-α), in patients with chronic hepatitis B virus infection.

•

Continued progress with investigational RNAi therapeutics for CNS and ocular diseases, including advancement of ALN-APP, in development for the treatment of autosomal dominant Alzheimer’s Disease (ADAD) and cerebral amyloid angiopathy (CAA), with a CTA filing now planned for late 2021, in collaboration with Regeneron.

•	Company announces today plans to advance ALN-XDH, in development for the treatment of gout, with a CTA filing planned for late 2021.

•

Company announces today a portfolio prioritization decision to discontinue ALN-COV, in development for the treatment of COVID-19, based on availability of highly effective vaccines and alternative treatment options.

•

Introduced IKARIA extended duration platform, aimed at highly potent (>90%) target mRNA silencing with a potential annual dosing regimen, and a new ATTR amyloidosis program ALN-TTRsc04, with expected IND filing at or around year-end 2022.

Additional Business Updates

•	Entered into a strategic collaboration with PeptiDream Inc. to discover and develop peptide-siRNA conjugates for targeted delivery of investigational RNAi therapeutics to tissues outside the liver.

•

The Company announces today that its Board of Directors has appointed Michael Bonney as Executive Chair of Alnylam. In what is expected to be a temporary expansion of his role, Mr. Bonney will be focused on further enhancing the Company’s ethics and compliance function and its integration with the business, in addition to his more historic role as Chair and its associated responsibilities.

Upcoming Events

In mid- and late 2021, Alnylam intends to:

•	Complete enrollment in the HELIOS-B Phase 3 study of vutrisiran

•	Present topline results for 18-month endpoints and safety from the HELIOS-A Phase 3 study of vutrisiran

•	Present additional data from the Phase 1 study of zilebesiran

•	Initiate KARDIA-2 Phase 2 combination therapy study of zilebesiran

•	Report initial clinical results in healthy volunteers from the Phase 1 study of ALN-HSD

•

Alnylam’s partner Regeneron plans to initiate a Phase 3 study of cemdisiran and pozelimab combination in myasthenia gravis, in addition to multiple Phase 2 studies in paroxysmal nocturnal hemoglobinuria (PNH)

•	Initiate Phase 2 study of lumasiran in patients with recurrent renal stones

•	File a CTA for ALN-APP, in development for the treatment of ADAD and CAA

•	File a CTA for ALN-XDH, in development for the treatment of gout

Financial Results for the Quarter Ended June 30, 2021

“Based on the strong commercial performance of our products in the first half of the year, with growth in combined net product revenues nearly double the same period in 2020, we are increasing our revenue guidance for 2021, and now expect to achieve between $640 million and $665 million in combined net product revenues across our three wholly owned commercial brands for the full year 2021. We’re also pleased to now recognize royalty revenue from Novartis’ sales of Leqvio, and believe that commercial success of this important medicine could be a meaningful contributor to our growth in the future,” said Jeff Poulton, Chief Financial Officer of Alnylam. “We remain focused on delivering strong topline growth while continuing to demonstrate disciplined investment in our operations, and believe this will transition us toward a self-sustainable financial profile, aligned with our Alnylam P5x25 strategy.”

Financial highlights

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
ONPATTRO net product revenues	$113,839	$66,535	$215,790	$133,199
GIVLAARI net product revenues	30,630	10,998	55,303	16,272
OXLUMO net product revenues	16,342	—	25,487	—

Total net product revenues	$160,811	$77,533	$296,580	$149,471

Net revenue from collaborations	$59,395	$26,429	$101,192	$53,967
Royalty revenue	$347	$—	$347	$—
GAAP operating loss	$(146,160)	$(198,859)	$(332,414)	$(409,017)
Non-GAAP operating loss	$(114,082)	$(164,784)	$(244,646)	$(340,364)
GAAP net loss	$(189,559)	$(179,229)	$(389,850)	$(361,450)
Non-GAAP net loss	$(153,047)	$(191,328)	$(344,664)	$(363,082)
GAAP net loss per common share—basic and diluted	$(1.61)	$(1.56)	$(3.32)	$(3.18)
Non-GAAP net loss per common share—basic and diluted	$(1.30)	$(1.67)	$(2.93)	$(3.19)

Net Product Revenues

•

Net product revenues increased 107% and 98% during the three and six months ended June 30, 2021, as compared to the same periods in 2020, respectively, primarily due to increased ONPATTRO and GIVLAARI demand in the U.S. and Europe, and the ongoing launch of OXLUMO since the first quarter of 2021.

Net Revenues from Collaborations

•

Net revenues from collaborations increased 125% and 88% during the three and six months ended June 30, 2021, as compared to the same periods in 2020, respectively, primarily due to an increase in revenue from our collaborations with Regeneron and Novartis.

Royalty Revenue

•	We recognized initial royalty revenue from net global sales of Leqvio from our partner, Novartis.

Second Quarter and Year-to-Date 2021 Expenses

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
GAAP research and development expenses	$182,635	$154,996	$368,534	$324,567
Non-GAAP research and development expenses	$169,549	$139,206	$331,073	$292,728
GAAP selling, general and administrative expenses	$145,323	$127,896	$292,182	$254,657
Non-GAAP selling, general and administrative expenses	$126,331	$109,611	$241,875	$217,843

Research & Development (R&D) Expenses

•

GAAP and Non-GAAP R&D expenses increased during the three and six months ended June 30, 2021, as compared to the same periods in 2020, primarily due to continued investment in our early- and late-stage clinical programs.

Selling, General & Administrative (SG&A) Expenses

•

GAAP and Non-GAAP SG&A expenses increased during the three and six months ended June 30, 2021, as compared to the same periods in 2020, primarily due to increased investment to support the global growth of our three commercialized products. GAAP SG&A also increased during the six months ended June 30, 2021, as compared to the same period in 2020, due to increased stock-based compensation expense primarily due to the accounting for certain performance-based stock awards.

Other Financial Highlights

Other (Expense) Income

•

For the three months ended June 30, 2021, interest expense was $33.4 million, which included $28.9 million associated with the sale of future royalties and $4.5 million associated with the drawdown of our credit facility beginning in December 2020. For the six months ended June 30, 2021, interest expense was $65.9 million, which included $57.1 million associated with the sale of future royalties and $8.9 million associated with the drawdown of our credit facility beginning in December 2020.

•	For the six months ended June 30, 2021, the change in the fair value of the development derivative liability was a loss of $22.8 million.

Cash and Investments

•

Cash, cash equivalents, and marketable securities were $1.90 billion as of June 30, 2021 compared to $1.87 billion as of December 31, 2020 with the increase primarily due to the second drawdown on our credit facility and cash received from the exercise of employee equity awards and purchases of shares under our employee stock purchase plans, offset by cash used in our operations to support overall growth.

A reconciliation of our GAAP to non-GAAP results for the current quarter is included in the tables of this press release.

2021 Updated Financial Guidance

Full year 2021 financial guidance consists of the following:

	Provided 2/11/2021	Updated 8/3/2021
	($ millions)	($ millions)
Combined net product revenues for ONPATTRO, GIVLAARI and OXLUMO	$610 - $660	$640 - $665
Net revenues from collaborations and royalties	$150 - $200	Unchanged
GAAP R&D and SG&A expenses	$1,335 - $1,455	Unchanged
Non-GAAP R&D and SG&A expenses*	$1,175 - $1,275	Unchanged

*Excludes $160-$180 million of stock-based from estimated GAAP R&D and SG&A expenses.

Use of Non-GAAP Financial Measures

This press release contains non-GAAP financial measures, including expenses adjusted to exclude certain non-cash expenses and non-recurring gains outside the ordinary course of the Company’s business. These measures are not in accordance with, or an alternative to, GAAP, and may be different from non-GAAP financial measures used by other companies.

The items included in GAAP presentations but excluded for purposes of determining non-GAAP financial measures for the periods presented in this press release are stock-based compensation expenses, unrealized losses (gains) on marketable equity securities, costs associated with our strategic financing collaboration, and gain on contractual settlement. The Company has excluded the impact of stock-based compensation expense, which may fluctuate from period to period based on factors including the variability associated with performance-based grants for stock options and restricted stock units and changes in the Company’s stock price, which impacts the fair value of these awards. The Company has excluded the impact of the unrealized losses (gains) on marketable equity securities because the Company does not believe these adjustments accurately reflect the performance of the Company’s ongoing operations for the period in which such gains or losses are reported, as their sole purpose is to adjust amounts on the balance sheet. The Company has excluded the impact of the costs associated with our strategic financing collaboration and gain on settlement because the Company believes these items are non-recurring transactions outside the ordinary course of the Company’s business.

The Company believes the presentation of non-GAAP financial measures provides useful information to management and investors regarding the Company’s financial condition and results of operations. When GAAP financial measures are viewed in conjunction with non-GAAP financial measures, investors are provided with a more meaningful understanding of the Company’s ongoing operating performance and are better able to compare the Company’s performance between periods. In addition, these non-GAAP financial measures are among those indicators the Company uses as a basis for evaluating performance, allocating resources and planning and forecasting future periods. Non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation of selected GAAP and non-GAAP measures is provided later in this press release.

Conference Call Information

Management will provide an update on the Company and discuss second quarter 2021 results as well as expectations for the future via conference call on Tuesday, August 3, 2021 at 8:30 am ET.

To access the call, please dial 877-312-7507 (domestic) or +1-631-813-4828 (international) five minutes prior to the start time and refer to conference ID 8870516. A replay of the call will be available beginning at 11:30 am ET on the day of the call. To access the replay, please dial 855-859-2056 (domestic) or +1-404-537-3406 (international) and refer to conference ID 8870516.

A live audio webcast of the call will be available on the Investors section of the Company’s website at www.alnylam.com/events. An archived webcast will be available on the Alnylam website approximately two hours after the event.

About ONPATTRO® (patisiran)

ONPATTRO is an RNAi therapeutic that was approved in the United States and Canada for the treatment of the polyneuropathy of hATTR amyloidosis in adults. ONPATTRO is also approved in the European Union, Switzerland and Brazil for the treatment of hATTR amyloidosis in adults with Stage 1 or Stage 2 polyneuropathy, and in Japan for the treatment of hATTR amyloidosis with polyneuropathy. ONPATTRO is an intravenously administered RNAi therapeutic targeting transthyretin (TTR). It is designed to target and silence TTR messenger RNA, thereby blocking the production of TTR protein before it is made. ONPATTRO blocks the production of TTR in the liver, reducing its accumulation in the body’s tissues in order to halt or slow down the progression of the polyneuropathy associated with the disease. For more information about ONPATTRO, visit ONPATTRO.com.

ONPATTRO Important Safety Information

Infusion-Related Reactions

Infusion-related reactions (IRRs) have been observed in patients treated with ONPATTRO® (patisiran). In a controlled clinical study, 19% of ONPATTRO-treated patients experienced IRRs, compared to 9% of placebo-treated patients. The most common symptoms of IRRs with ONPATTRO were flushing, back pain, nausea, abdominal pain, dyspnea, and headache.

To reduce the risk of IRRs, patients should receive premedication with a corticosteroid, acetaminophen, and antihistamines (H1 and H2 blockers) at least 60 minutes prior to ONPATTRO infusion. Monitor patients during the infusion for signs and symptoms of IRRs. If an IRR occurs, consider slowing or interrupting the infusion and instituting medical management as clinically indicated. If the infusion is interrupted, consider resuming at a slower infusion rate only if symptoms have resolved. In the case of a serious or life-threatening IRR, the infusion should be discontinued and not resumed.

Reduced Serum Vitamin A Levels and Recommended Supplementation

ONPATTRO treatment leads to a decrease in serum vitamin A levels. Supplementation at the recommended daily allowance (RDA) of vitamin A is advised for patients taking ONPATTRO. Higher doses than the RDA should not be given to try to achieve normal serum vitamin A levels during treatment with ONPATTRO, as serum levels do not reflect the total vitamin A in the body.

Patients should be referred to an ophthalmologist if they develop ocular symptoms suggestive of vitamin A deficiency (e.g. night blindness).

Adverse Reactions

The most common adverse reactions that occurred in patients treated with ONPATTRO were upper respiratory tract infections (29%) and infusion-related reactions (19%).

For additional information about ONPATTRO, please see the full Prescribing Information.

About GIVLAARI® (givosiran)

GIVLAARI is an RNAi therapeutic targeting aminolevulinic acid synthase 1 (ALAS1) approved in the United States and Brazil for the treatment of adults with acute hepatic porphyria (AHP). GIVLAARI is also approved in the European Union for the treatment of AHP in adults and adolescents aged 12 years and older. In the pivotal study, givosiran was shown to significantly reduce the rate of porphyria attacks that required hospitalizations, urgent healthcare visits or intravenous hemin administration at home compared to placebo. GIVLAARI is Alnylam’s first commercially available therapeutic based on its Enhanced Stabilization Chemistry ESC-GalNAc conjugate technology to increase potency and durability. GIVLAARI is administered via subcutaneous injection once monthly at a dose based on actual body weight and should be administered by a healthcare professional. GIVLAARI works by specifically reducing elevated levels of aminolevulinic acid synthase 1 (ALAS1) messenger RNA (mRNA), leading to reduction of toxins associated with attacks and other disease manifestations of AHP. For more information about GIVLAARI, visit GIVLAARI.com.

GIVLAARI Important Safety Information

Contraindications

GIVLAARI is contraindicated in patients with known severe hypersensitivity to givosiran. Reactions have included anaphylaxis.

Anaphylactic Reaction

Anaphylaxis has occurred with GIVLAARI treatment (<1% of patients in clinical trials). Ensure that medical support is available to appropriately manage anaphylactic reactions when administering GIVLAARI. Monitor for signs and symptoms of anaphylaxis. If anaphylaxis occurs, immediately discontinue administration of GIVLAARI and institute appropriate medical treatment.

Hepatic Toxicity

Transaminase elevations (ALT) of at least 3 times the upper limit of normal (ULN) were observed in 15% of patients receiving GIVLAARI in the placebo-controlled trial. Transaminase elevations primarily occurred between 3 to 5 months following initiation of treatment.

Measure liver function tests prior to initiating treatment with GIVLAARI, repeat every month during the first 6 months of treatment, and as clinically indicated thereafter. Interrupt or discontinue treatment with GIVLAARI for severe or clinically significant transaminase elevations. In patients who have dose interruption and subsequent improvement, reduce the dose to 1.25 mg/kg once monthly. The dose may be increased to the recommended dose of 2.5 mg/kg once monthly if there is no recurrence of severe or clinically significant transaminase elevations at the 1.25 mg/kg dose.

Renal Toxicity

Increases in serum creatinine levels and decreases in estimated glomerular filtration rate (eGFR) have been reported during treatment with GIVLAARI. In the placebo-controlled study, 15% of patients receiving GIVLAARI experienced a renally-related adverse reaction. The median increase in creatinine at Month 3 was 0.07 mg/dL. Monitor renal function during treatment with GIVLAARI as clinically indicated.

Injection Site Reactions

Injection site reactions were reported in 25% of patients receiving GIVLAARI in the placebo-controlled trial. Symptoms included erythema, pain, pruritus, rash, discoloration, or swelling around the injection site. One (2%) patient experienced a single, transient, recall reaction of erythema at a prior injection site with a subsequent dose administration.

Drug Interactions

Concomitant use of GIVLAARI increases the concentration of CYP1A2 or CYP2D6 substrates, which may increase adverse reactions of these substrates. Avoid concomitant use of GIVLAARI with CYP1A2 or CYP2D6 substrates for which minimal concentration changes may lead to serious or life-threatening toxicities. If concomitant use is unavoidable, decrease the CYP1A2 or CYP2D6 substrate dosage in accordance with approved product labeling.

Adverse Reactions

The most common adverse reactions that occurred in patients receiving GIVLAARI were nausea (27%) and injection site reactions (25%).

For additional information about GIVLAARI, please see full Prescribing Information.

About OXLUMO® (lumasiran)

OXLUMO is an RNAi therapeutic targeting hydroxyacid oxidase 1 (HAO1) for the treatment of primary hyperoxaluria type 1 (PH1) to lower urinary oxalate levels in pediatric and adult patients. HAO1 encodes glycolate oxidase (GO), an enzyme upstream of the disease-causing defect in PH1. OXLUMO works by degrading HAO1 messenger RNA and reducing the synthesis of GO, which inhibits hepatic production of oxalate – the toxic metabolite responsible for the clinical manifestations of PH1. In the pivotal ILLUMINATE-A study, OXLUMO was shown to significantly reduce levels of urinary oxalate relative to placebo, with the majority of patients reaching normal or near-normal levels. Injection site reactions (ISRs) were the most common drug-related adverse reaction. In the ILLUMINATE-B pediatric Phase 3 study, OXLUMO demonstrated an efficacy and safety profile consistent to that observed in ILLUMINATE-A. OXLUMO utilizes Alnylam’s Enhanced Stabilization Chemistry (ESC)-GalNAc conjugate technology designed to increase potency and durability. OXLUMO is administered via subcutaneous injection once monthly for three months, then once quarterly thereafter at a dose based on actual body weight. For patients who weigh less than 10 kg, ongoing dosing remains monthly. OXLUMO should be administered by a healthcare professional. For more information about OXLUMO, visit OXLUMO.com.

OXLUMO Important Safety Information

Adverse Reactions

The most common adverse reaction that occurred in patients treated with OXLUMO was injection site reaction (38%). Symptoms included erythema, pain, pruritus, and swelling.

Pregnancy and Lactation

No data are available on the use of OXLUMO in pregnant women. No data are available on the presence of OXLUMO in human milk or its effects on breastfed infants or milk production. Consider the developmental and health benefits of breastfeeding along with the mother’s clinical need for OXLUMO and any potential adverse effects on the breastfed child from OXLUMO or the underlying maternal condition.

For additional information about OXLUMO, please see the full Prescribing Information.

About LNP Technology

Alnylam has licenses to Arbutus Biopharma LNP intellectual property for use in RNAi therapeutic products using LNP technology.

About RNAi

RNAi (RNA interference) is a natural cellular process of gene silencing that represents one of the most promising and rapidly advancing frontiers in biology and drug development today. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and was recognized with the award of the 2006 Nobel Prize for Physiology or Medicine. By harnessing the natural biological process of RNAi occurring in our cells, a new class of medicines, known as RNAi therapeutics, is now a reality. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s RNAi therapeutic platform, function upstream of today’s medicines by potently silencing messenger RNA (mRNA) – the genetic precursors – that encode for disease-causing or disease pathway proteins, thus preventing them from being made. This is a revolutionary approach with the potential to transform the care of patients with genetic and other diseases.

About Alnylam Pharmaceuticals

Alnylam (Nasdaq: ALNY) is leading the translation of RNA interference (RNAi) into a whole new class of innovative medicines with the potential to transform the lives of people afflicted with rare genetic, cardio-metabolic, hepatic infectious, and central nervous system (CNS)/ocular diseases. Based on Nobel Prize-winning science, RNAi therapeutics represent a powerful, clinically validated approach for the treatment of a wide range of severe and debilitating diseases. Founded in 2002, Alnylam is delivering on a bold vision to turn scientific possibility into reality, with a robust RNAi therapeutics platform. Alnylam’s commercial RNAi therapeutic products are ONPATTRO® (patisiran), GIVLAARI® (givosiran), and OXLUMO® (lumasiran), as well as Leqvio® (inclisiran), which is being developed and commercialized by Alnylam’s partner Novartis. Alnylam has a deep pipeline of investigational medicines, including six product candidates that are in late-stage development. Alnylam is executing on its “Alnylam P5x25” strategy to deliver transformative medicines in both rare and common diseases benefiting patients around the world through sustainable innovation and exceptional financial performance, resulting in a leading biotech profile. Alnylam is headquartered in Cambridge, MA. For more information about our people, science and pipeline, please visit www.alnylam.com and engage with us on Twitter at @Alnylam, on LinkedIn, or on Instagram.

Alnylam Forward Looking Statements

Various statements in this release concerning Alnylam’s expectations, plans and prospects, including, without limitation, its plans for additional global regulatory filings and the continuing product launches of its approved products, its commitment to ATTR amyloidosis for years to come, FDA review of the vutrisiran NDA, including the expected PDUFA date, and the inclisiran NDA, the achievement of additional pipeline milestones and data, including relating to ongoing clinical studies of patisiran, vutrisiran, lumasiran, zilebesiran and ALN-HSD, the expected timing for filing an MAA for vutrisiran, and a CTA for each of ALN-APP and ALN-XDH, the potential impact of the commercial success of Leqvio on its future growth, continued revenue growth for its approved products and updates to the expected range of net product revenues for 2021, net revenues from collaborations and royalties for 2021, the expected range of aggregate annual GAAP and non-GAAP R&D and SG&A expenses, and its aspiration to become a leading biotech company, and the planned achievement of its “Alnylam P5x25” strategy, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results and future plans may differ materially from those indicated by these forward-looking statements as a result of various important risks, uncertainties and other factors, including, without limitation: the direct or indirect impact of the COVID-19 global pandemic or any future pandemic on Alnylam’s business, results of operations and financial condition and the effectiveness or timeliness of Alnylam’s efforts to mitigate the impact of the pandemic; Alnylam’s ability to discover and develop novel drug candidates and delivery approaches and successfully demonstrate the efficacy and safety of its product candidates; the pre-clinical and clinical results for its product candidates; actions or advice of regulatory agencies and Alnylam’s ability to obtain and maintain regulatory approval for its product candidates, as well as favorable pricing and reimbursement; successfully launching, marketing and selling its approved products globally; delays, interruptions or failures in the manufacture and supply of its product candidates or its marketed products; obtaining, maintaining and protecting intellectual property; Alnylam’s ability to successfully expand the indication for ONPATTRO and vutrisiran in the future; Alnylam’s ability to manage its growth and operating expenses through disciplined investment in operations and its ability to achieve a self-sustainable financial profile in the future without the need for future equity financing; Alnylam’s ability to maintain strategic business collaborations; Alnylam’s dependence on third parties for the development and commercialization of certain products, including Novartis, Regeneron and Vir; the outcome of litigation; the potential impact of a current government investigation and the risk of future government investigations; and unexpected expenditures; as well as those risks more fully discussed in the “Risk Factors” filed with Alnylam’s most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) and in its other SEC filings. In addition, any forward-looking statements represent Alnylam’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation, except to the extent required by law, to update any forward-looking statements.

This release discusses investigational RNAi therapeutics and uses of previously approved RNAi therapeutics in development and is not intended to convey conclusions about efficacy or safety as to those investigational therapeutics or uses. There is no guarantee that any investigational therapeutics or expanded uses of commercial products will successfully complete clinical development or gain health authority approval.

ALNYLAM PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Statements of Operations
Revenues:
Net product revenues	$160,811	$77,533	$296,580	$149,471
Net revenues from collaborations	59,395	26,429	101,192	53,967
Royalty revenue	347	—	347	—

Total revenues	220,553	103,962	398,119	203,438

Operating costs and expenses:
Cost of goods sold	30,256	18,265	53,279	31,567
Cost of collaborations and royalties	8,499	1,664	16,538	1,664
Research and development	182,635	154,996	368,534	324,567
Selling, general and administrative	145,323	127,896	292,182	254,657

Total operating costs and expenses	366,713	302,821	730,533	612,455

Loss from operations	(146,160)	(198,859)	(332,414)	(409,017)

Other (expense) income:
Interest expense	(33,416)	(27,248)	(65,931)	(27,248)
Interest income	409	3,165	859	8,645
Other (expense) income, net	(9,164)	45,039	9,880	68,071

Total other (expense) income, net	(42,171)	20,956	(55,192)	49,468

Loss before income taxes	(188,331)	(177,903)	(387,606)	(359,549)
Provision for income taxes	(1,228)	(1,326)	(2,244)	(1,901)

Net loss	$(189,559)	$(179,229)	$(389,850)	$(361,450)

Net loss per common share—basic and diluted	$(1.61)	$(1.56)	$(3.32)	$(3.18)

Weighted-average common shares used to compute basic and diluted net loss per common share	117,772	114,911	117,428	113,830

ALNYLAM PHARMACEUTICALS, INC.

RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Reconciliation of GAAP to Non-GAAP research and development:
GAAP Research and development	$182,635	$154,996	368,534	324,567
Less: Stock-based compensation expenses	(13,086)	(15,790)	(37,461)	(31,839)

Non-GAAP Research and development	$169,549	$139,206	331,073	292,728

Reconciliation of GAAP to Non-GAAP selling, general and administrative:
GAAP Selling, general and administrative	$145,323	$127,896	292,182	254,657
Less: Stock-based compensation expenses	(18,992)	(17,965)	(50,307)	(36,494)
Less: Costs associated with the strategic financing collaboration	—	(320)	—	(320)

Non-GAAP Selling, general and administrative	$126,331	$109,611	241,875	217,843

Reconciliation of GAAP to Non-GAAP operating loss:
GAAP operating loss	$(146,160)	$(198,859)	(332,414)	(409,017)
Add: Stock-based compensation expenses	32,078	33,755	87,768	68,333
Add: Costs associated with the strategic financing collaboration	—	320	—	320

Non-GAAP operating loss	$(114,082)	$(164,784)	(244,646)	(340,364)

Reconciliation of GAAP to Non-GAAP net loss:
GAAP net loss	$(189,559)	$(179,229)	(389,850)	(361,450)
Add: Stock-based compensation expenses	32,078	33,755	87,768	68,333
Add: Costs associated with the strategic financing collaboration	—	320	—	320
Less: Unrealized loss (gain) on marketable equity securities	4,434	(45,532)	(42,582)	(69,643)
Less: Gain on contractual settlement	—	(642)	—	(642)

Non-GAAP net loss	$(153,047)	$(191,328)	(344,664)	(363,082)

Reconciliation of GAAP to Non-GAAP net loss per common share-basic and diluted:
GAAP net loss per common share—basic and diluted	$(1.61)	$(1.56)	(3.32)	(3.18)
Add: Stock-based compensation expenses	0.27	0.29	0.75	0.59
Add: Costs associated with the strategic financing collaboration	—	—	—	—
Less: Unrealized loss (gain) on marketable equity securities	0.04	(0.39)	(0.36)	(0.60)
Less: Gain on contractual settlement	—	(0.01)	—	(0.01)

Non-GAAP net loss per common share—basic and diluted	$(1.30)	$(1.67)	(2.93)	(3.19)

Please note that the figures presented above may not sum exactly due to rounding

ALNYLAM PHARMACEUTICALS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share amounts)

(Unaudited)

	June 30, 2021	December 31, 2020
Cash, cash equivalents, and marketable debt and equity securities	$1,900,082	$1,874,395
Restricted investments	40,890	40,725
Accounts receivable, net	146,587	102,413
Inventory	96,108	92,302
Prepaid expenses and other assets	116,973	90,712
Property, plant and equipment, net	470,700	465,029
Operating lease right-of-use lease assets	238,089	241,485
Receivable related to the sale of future royalties	500,000	500,000

Total assets	$3,509,429	$3,407,061

Accounts payable, accrued expenses and other liabilities	$465,899	$445,783
Total deferred revenue	300,535	352,301
Operating lease liability	327,921	329,911
Liability related to the sale of future royalties	1,128,561	1,071,541
Long-term debt	433,151	191,278
Total stockholders’ equity (118.6 million shares issued and outstanding at June 30, 2021; 116.4 million shares issued and outstanding at December 31, 2020)	853,362	1,016,247

Total liabilities and stockholders’ equity	$3,509,429	$3,407,061

This selected financial information should be read in conjunction with the consolidated financial statements and notes thereto included in Alnylam’s Annual Report on Form 10-K which includes the audited financial statements for the year ended December 31, 2020.